Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Raining Data Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166 and 33-32677) on Forms S-8 of Raining Data Corporation of our report dated May 10, 2002, except as to the first paragraph of Note 5, which is as of June 10, 2002, with respect to the consolidated balance sheets of Raining Data Corporation and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002, annual report on Form 10-KSB of Raining Data Corporation.

/s/ KPMG LLP

Costa Mesa, California
June 28, 2002